Exhibit 99.1

Dr. Gil Kliman and Tom Frinzi Appointed to STAAR Surgical Board of Directors

LAKE FOREST, CA, June 1, 2020 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the appointment of Gilbert H. Kliman, M.D., Managing Partner, InterWest Partners and Thomas G. Frinzi, former Worldwide President, Surgical, Johnson & Johnson Vision, to its Board of Directors, effective June 1, 2020. The appointment of Messrs. Kliman and Frinzi brings the total number of members on STAAR's Board to six.

"The addition of Dr. Gil Kliman and Tom Frinzi to the STAAR Surgical Board of Directors adds extensive ophthalmology, commercial and medical device expertise to STAAR," said Lou Silverman, Chairman of the Board of STAAR Surgical. "Dr. Kliman is an investment professional and former practicing ophthalmologist who will bring a broad range of experiences and perspectives to STAAR’s Board. Tom’s leadership track record in ophthalmology and medical device spans more than 30 years and encompasses both large, well-established companies and innovative start-ups. We believe Gil and Tom’s familiarity with the opportunities and challenges faced by growth-oriented ophthalmic companies will provide valuable insight. On behalf of the entire Board, we look forward to Gil and Tom’s contributions to STAAR’s future successes.”

In addition to Dr. Kliman and Mr. Frinzi, STAAR will nominate its current directors, Stephen Farrell, Caren Mason, John Moore and Louis Silverman for election to serve as directors at its 2020 Annual Meeting of Shareholders scheduled for July 30, 2020.

About Gil Kliman

Gil Kliman, M.D., 61, is a Managing Partner of InterWest Partners, a venture capital firm where he has been a partner since 1996. Dr. Kliman is a board-certified ophthalmologist and completed his residency at Wills Eye Hospital and a retina fellowship at Massachusetts Eye and Ear Infirmary as a Heed Foundation fellow. He holds a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an MBA from the Stanford Graduate School of Business. Dr. Kliman has served on the board of directors of Glaukos Corporation almost continuously since 2007, was a lead investor and director of Avedro (acquired by Glaukos) and IntraLase (acquired by AMO), and currently serves as a director for ORBIS International and private healthcare companies.

About Tom Frinzi

Tom Frinzi, 64, served as Worldwide President, Surgical, Johnson & Johnson Vision from February 2017 through December 2019. Mr. Frinzi was Senior Vice President of Abbott Laboratories and President of Abbott Medical Optics (AMO) from January 2016 through February 2017 when Johnson & Johnson acquired AMO. Prior to joining AMO, Mr. Frinzi held a number of leadership positions in ophthalmology and medical device companies. He served as President and CEO of WaveTec Vision from 2010 through 2014, when it was acquired by Alcon. He has also held senior positions in commercial operations, business development, and sales and marketing at Bausch & Lomb Surgical, Refractec and Chiron Vision. Mr. Frinzi earned a B.A. in political science from the University of Tampa.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye, with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com